Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Passing of Executive Chairman and Former CEO Brian Jellison

Wilbur Prezzano Elected Chairman of the Board

Sarasota, Florida, November 2, 2018 ... Roper Technologies, Inc. (NYSE: ROP) announced that its Executive Chairman and former, long-time Chief Executive Officer Brian Jellison passed away today. Mr. Jellison joined Roper as Chief Executive Officer in 2001 and became Chairman of the Board in 2003.

Neil Hunn, Roper’s President and Chief Executive Officer, commented: “All of us at Roper are deeply saddened by the loss of our long-time leader and mentor, Brian Jellison, and our thoughts and prayers are with his beloved family. Brian worked tirelessly throughout his years with Roper to transform the Company and position it for long term success. Brian’s legacy as an executive is secure, and our leadership team and Board of Directors will work together to continue executing our proven strategy. His extraordinary leadership and passion for Roper will be missed by everyone who knew him.”

Roper’s Board of Directors has elected its lead independent director, Wilbur Prezzano, to serve as its new Chairman.

About Brian Jellison

Mr. Jellison enjoyed a 50-year career of business success, and led Roper for the past 17 years. During his tenure, the Company grew its market capitalization from $1.5 billion to over $30 billion. Earlier this year, Institutional Investor recognized Mr. Jellison as the Best CEO in the Electrical Equipment & Multi-Industry sector and Harvard Business Review named Mr. Jellison one of the Best Performing CEOs in the World. Prior to joining Roper, Mr. Jellison served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company.

About Wilbur Prezzano

Mr. Prezzano has been a director of Roper since 1997. Mr. Prezzano worked for Eastman Kodak Company for 32 years, eventually retiring as its board Vice-Chairman and as Chairman and President of its greater China region business. Mr. Prezzano also serves as a director of TD Ameritrade Holding Corp., and previously served as a director of TD Bank Group, Snyder’s-Lance, Inc. and EnPro Industries, Inc.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

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